Exhibit 99.1

Silexion Therapeutics Announces Submission of Phase 2/3 Clinical Trial Application to
Israel for SIL204 in Locally Advanced Pancreatic Cancer

Regulatory submission marks a significant milestone as the Company advances toward
Phase 2/3 trial initiation in Q2 2026 at full speed.

Application follows recent successful toxicology studies, positive German regulatory feedback, and strong preclinical data demonstrating up to 99.7% cancer cell inhibition.

Regulatory filings in Germany and the EU are planned for Q1 2026, with U.S. expansion anticipated following the safety run-in

Grand Cayman, Cayman Islands, December 16, 2025 (GLOBE NEWSWIRE) Silexion Therapeutics, a clinical-stage biotechnology company advancing RNA-based therapies for oncology, today announced the initiation of its regulatory application in Israel for its planned Phase 2/3 clinical trial of SIL204 in patients with locally advanced pancreatic cancer (LAPC), based on the positive Scientific Advice response received from the German Federal Institute for Drugs and Medical Devices (BfArM).

The submission represents a key regulatory milestone in the Company's clinical development program and advances Silexion toward initiating human trials with SIL204, which are planned for the second quarter of 2026. The application is further supported by two recently completed species toxicology studies confirming no systemic organ toxicity. Silexion plans to file regulatory applications in Germany and the European Union in the first quarter of 2026, with expansion to U.S. clinical sites anticipated following completion of the safety run-in in Israel and Germany.

The submissions in Israel are being conducted in collaboration with Sheba Medical Center, ranked among the top ten hospitals worldwide by Newsweek.1, where the Company plans to conduct the Israeli portion of its planned Phase 2/3 clinical trial, subject to applicable regulatory and ethics approvals.

Ilan Hadar, Chairman and Chief Executive Officer of Silexion, commented: "The submission of the regulatory request to initiate the human studies in Israel with Sheba Medical Center represents an important moment for Silexion and marks what we see as the transition of SIL204 from preclinical development into advanced clinical trials. With preclinical data having previously demonstrated up to 99.7% inhibition across multiple KRAS mutations and cancer types, positive response feedback from German authorities, and a completed safety package, we believe SIL204 is well-positioned to address the critical unmet need in locally advanced pancreatic cancer - a disease with limited treatment options and poor survival outcomes. This submission marks our final milestone for 2025, and I am proud of our team's exceptional execution throughout this transformative year. We look forward to initiating the Phase 2/3 trial in the second quarter of 2026."

SIL204 is Silexion's next-generation siRNA therapy designed to silence mutated KRAS oncogenes - the most common oncogenic driver in human cancers - before cancer-driving proteins are expressed. The planned Phase 2/3 trial will evaluate the Company's innovative dual-route administration strategy, combining intratumoral delivery to target primary tumors with systemic administration to address metastatic disease.

1 https://www.shebaonline.org/sheba-ranks-8-on-newsweeks-best-hospitals-list/

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers which have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology, and further developing its lead product candidate for locally advanced pancreatic cancer. For more information please visit: https://silexion.com

Notice Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding the initiation, progress, and timing of regulatory submission processes in Israel, Germany, and the European Union; the planned initiation and conduct of the Phase 2/3 clinical trial of SIL204 in the second quarter of 2026; the planned expansion of clinical development to additional jurisdictions following completion of a safety run-in; and the potential therapeutic profile and clinical utility of SIL204 based on preclinical data, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Contact:
Arx Investor Relations
North American Equities Desk
silexion@arxhq.com